Exhibit 5.1

MATERIALISE NV BE 0441.131.254 Technologielaan 15 3001 Leuven, Belgium

MATERIALISE NV - ADVIES SEC

Ons kenmerk:                          INT08529/ASO/ASO

Datum:                                     04/04/2025

Dear Sir/Madam,

Intui CV, a law firm incorporated under Belgian law and established at 3000 Leuven, Tiensevest 104, has acted as Belgian legal counsel to Materialise NV (the “Company”), a limited liability company (naamloze vennootschap), in connection with the Company’s registration statement on Form S-8 (the “Registration Statement”), filed with the U.S. Securities and Exchange Commission (the “SEC”) under the U.S. Securities Act of 1933, as amended (the “Securities Act”), in relation to the potential issuance of up to 500,000 ordinary shares in the Company resulting from the exercise of the subscription rights granted under the 2023 Warrant Plan (the “Plan”).

The Company has requested us to issue this opinion in connection with the filing of the Registration Statement, and to confirm under Belgian law that:

•	the subscription rights issued under the Plan have been validly created by the Company’s board of directors;
•	such subscription rights may be validly exercised and converted into ordinary shares of the Company;
•	the shares so issued pursuant to such subscription rights will be legally issued, fully paid and non-assessable; and
•	such issued shares will include free transferability.

On 11 October 2023, the Company’s board of directors resolved to issue 500,000 subscription rights under the Plan, acting under the powers granted by the shareholders meeting on 5 November 2020 in accordance with the Company’s authorized capital as set forth in Article 6 of the Company’s articles of association.

As explained in the special board report dated 25 September 2023, the subscription rights were issued in the corporate interest of the Company, with the following fourfold purpose:

1.	to establish a medium and long-term incentive for selected employees and personnel who can make a significant contribution to the success and growth of the Company and its group (i.e., entities directly or indirectly controlled by the Company);
2.	to motivate employees of the Company and the group over the medium and long term;
3.	to provide the Company and the group with the means to attract and retain skilled and experienced personnel;
4.	to create a shared interest between selected beneficiaries and the Company’s shareholders, focused on the increase of the Company’s share value.

For the purposes of this opinion, we have reviewed the following documents (the “Documents”):

•	The coordinated articles of association of the Company dated 28 December 2022;
•	The notarial deed dated 11 October 2023, recording the resolution of the board of directors relating to the issuance of 500,000 subscription rights and referring to the authorization granted by the shareholders meeting dated 5 November 2020 to increase the capital within the limits of the authorized capital;
•	The special report of the board of directors dated 25 September 2023, prepared in accordance with articles 7:180 and 7:191 of the Belgian Code of Companies and Associations (the “BCC”);
•	The auditor’s report issued by KPMG Bedrijfsrevisoren on 29 September 2023 in accordance with articles 7:180 and 7:191 of the BCC;
•	The complete text of the Plan;
•	A template of the subscription rights agreement to be entered into with individual beneficiaries.

This opinion is based on the assumption that:

•	all documents reviewed are authentic, complete, and conform to the originals;
•	all factual statements and representations contained in the Documents are accurate and complete;
•	all Documents have been executed by the persons whose names are indicated and that those persons had the legal capacity to execute those Documents;
•	all shareholders meetings and meetings of the board of directors have been duly convened, and that those meetings were validly held in accordance with the Company's articles of association and the BCC;
•	the Plan will be administered in accordance with its terms;
•	the subscription rights will be duly granted by the board of directors of the Company and exercised by the beneficiaries in accordance with their terms;
•	the subscription rights will be granted through the execution of the individual subscription rights agreements, based on the template provided to us;
•	the subscription rights will be duly registered in the Company’s securities register in accordance with the BCC;
•	upon exercise, the full exercise price will be irrevocably paid to the Company;
•	all subscription rights holders will qualify as eligible beneficiaries as defined under the Plan;

Subject to the above, and on the basis of Belgian law in effect as of the date of this letter, we are of the opinion that:

•	The issuance of 500,000 subscription rights by the board of directors on 11 October 2023 was validly authorized and effected under the Company’s authorized capital, in accordance with the articles of association and the applicable provisions of the BCC;

•	These subscription rights can be validly granted and exercised according to the Plan and the template of the subscription rights agreement to be entered into with individual beneficiaries;

•	Upon valid exercise of these subscription rights, and subject to full payment of the applicable exercise price, the resulting ordinary shares will be validly issued, fully paid-up and non-assessable;

•	The ordinary shares so issued will carry full shareholder rights, including voting and dividend rights, and will be freely transferable under Belgian law and the articles of association.

This opinion is limited to Belgian law and does not extend to any other jurisdiction. We express no opinion on any matters of U.S. law or any factual matters. The term "non-assessable" has no legal significance under Belgian law. In this legal opinion the term “non-assessable” is intended to indicate that the holder of the newly issued shares will not be required to make any additional payments beyond the exercise price of the subscription rights.

We consent to the inclusion of this opinion as an exhibit to the filing Registration Statement. In giving this consent, we do not concede that we are within the category of persons whose consent is required under the Securities Act.

Yours sincerely,

/s/ Anneleen Steeno	/s/ Eyman Yourin
Anneleen Steeno	Eyman Yourin

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